Exhibit 99.1

PRESS RELEASE

Bill Foust

Pete Thompson

(770) 569-4203	(770) 569-4277

SCHWEITZER-MAUDUIT INTERNATIONAL, INC. ANNOUNCES CLOSURE OF A
FRENCH MILL AND OTHER BUSINESS DEVELOPMENTS IMPACTING FULL-YEAR
EARNINGS GUIDANCE

•                  First quarter 2009 diluted earnings per share expected to be in the range of $0.80 - $0.90

•                  Closure of French finished tipping facility

Alpharetta, GA, April 20, 2009 Schweitzer-Mauduit International, Inc. (NYSE: SWM) announced today expected improvement in first quarter 2009 financial results and the planned closure of its finished tipping paper production facility in France.

The Company anticipates earnings for the first quarter of 2009 in the range of $0.80 to $0.90 per share.  The expected earnings reflect the benefits of strategic actions undertaken during the last three years to restructure its business as well as higher average selling prices, improved mill operations, favorable inflation and currency impacts.  Schweitzer-Mauduit plans to issue its first quarter 2009 earnings on Thursday, May 7th and will include an update of the full year 2009 outlook of its business.  At this time, the Company confirms that full year 2009 guidance for earnings per share excluding restructuring expenses will be increased, however, the extent is dependent upon the balance of several business developments.  The improvement in first quarter results will likely be partially offset by increased losses associated with the mill closure being announced today as well as expectations of a more challenging outlook for selling prices and volumes during the remainder of the year.

On April 17th, employees at Schweitzer-Mauduit’s French finished tipping paper facility, Papeteries de Malaucène SAS, located in Provence, were notified of the initiation of consultations with the unions and the Work’s Council with a goal to divest the site through closure of the facility.  As a result, employment is expected to be reduced by approximately 210 people with the possibility of subsequently selling the mill assets, partially reducing the social and financial impacts of shutting down the mill.  Meetings with the unions and the Work’s Council must be completed before the amount of the restructuring expenses, timing and ongoing benefits of the targeted changes can be definitively known.  However, restructuring expenses associated with this action are expected to total approximately $22 million, including anticipated cash severance payments of $20 million and non-cash charges of $2 million, to be recorded beginning in the second quarter of 2009 through the planned completion of the actions in the fourth quarter of 2009.  Financing of the approximate $20 million in projected cash restructuring expenses, which are expected to be paid by the end of 2010, can be fully secured through internally generated funds and Schweitzer-Mauduit’s existing bank credit facilities.  The Company recorded a $13.4 million fixed asset impairment charge related to the Malaucène facility in the fourth quarter of 2008, which represented the majority of the related fixed asset values.  Operating losses for the Malaucène facility will likely increase from current levels given the anticipated loss of customer orders during the divestiture process.  Incremental operating losses could negatively impact Schweitzer-Mauduit’s earnings by approximately $0.30 per share during the remainder of 2009.  The absence of losses from the Malaucène facility is expected to benefit Schweitzer-Mauduit’s earnings in 2010 by over $0.30 per share.

-More-

Mr. Frédéric Villoutreix, Chairman of the Board and Chief Executive Officer, commented that, “We believe the expected improvement in first quarter results validates our strategy to revitalize our base tobacco-related paper business while aggressively growing the franchises for our higher value lower ignition propensity cigarette paper and reconstituted tobacco leaf products. The divestiture action being announced today, although regrettable in terms of the impact on the employees and communities affected, further advances this strategy and highlights our resolve to rationalize our global manufacturing footprint and re-focus resources to achieve leading positions in core product categories that provide opportunity for competitive advantage.  Following the divestiture of our finished tipping paper facility in France, all of Schweitzer-Mauduit’s focus will be on product lines that represent core technologies and in which we hold a number one or two world-wide market position, whether measured by share of the market or major customer’s requirements.”

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world’s largest supplier of fine papers to the tobacco industry.  It also manufactures specialty papers for other applications.  Schweitzer-Mauduit and its subsidiaries conduct business in over 90 countries and employ 3,200 people worldwide, with operations in the United States, France, Brazil, the Philippines, Indonesia, Canada and a joint venture in China.  For further information, please visit the Company’s Web site at www.schweitzer-mauduit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbor created by that Act.  Actual results may differ materially from the results suggested by these statements for a number of reasons, including the following:

•                  As a result of current excess capacity in the tobacco-related papers, competitive levels of selling prices for certain of our products are not sufficient to cover those costs with a margin that we consider reasonable.  Such competitive pressures have resulted in downtime of certain paper machines and, in some cases, accelerated depreciation or impairment charges for certain equipment and employee severance expenses associated with downsizing activities.  Management continues to evaluate how to operate our production facilities more effectively given reduced production volumes.  Therefore, additional restructuring actions and asset impairment charges are likely in 2009.  We will continue to disclose any such actions as they are announced to affected employees or otherwise certain and provide updates to any previously disclosed expenses associated with such actions.

•                  In recent years, governmental entities around the world, particularly in the United States and western Europe, have taken or have proposed actions that may have the effect of reducing consumption of tobacco products.  Reports with respect to the possible harmful physical effects of cigarette smoking and use of tobacco products have been publicized for many years and, together with actions to restrict or prohibit advertising and promotion of cigarettes or other tobacco products, to limit smoking in public places and to increase taxes on such products, are intended to discourage the consumption of cigarettes and other such products.  It is not possible to predict what additional legislation or regulations relating to tobacco products will be enacted, or to what extent, if any, such legislation or regulations might affect our business.

For additional factors and further discussion of these factors, please see our Annual Report on Form 10-K for the year ended December 31, 2008.

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